Exhibit 99.3

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED JANUARY 30, 2010, JANUARY 31, 2009 AND

FEBRUARY 2, 2008

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of

Toys “R” Us – Delaware, Inc.

We have audited the accompanying consolidated balance sheets of Toys “R” Us – Delaware Inc. and subsidiaries (the “Company”) as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended January 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements: i) in the fourth quarter of the fiscal year ended January 31, 2009 the Company recognized a change in accounting estimate effected by a change in accounting principle related to gift card breakage and ii) effective February 3, 2008, the Company changed its accounting method for valuing the merchandise inventories for its domestic segment from the retail inventory method to the weighted average cost method.

As discussed in Note 1 to the consolidated financial statements, effective February 4, 2007, the Company adopted new guidance on the accounting for uncertainty in income taxes.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been retrospectively adjusted to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented.

/s/ Deloitte & Touche

New York, New York

April 30, 2010

Item 1. Financial Statements and Supplementary Data

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Years Ended
(In millions )	January 30, 2010	January 31, 2009	February 2, 2008
		(As adjusted)	(As adjusted)
Net sales	$9,017	$9,155	$9,102
Other revenues (1)	153	178	178

Total revenues	9,170	9,333	9,280
Cost of sales	5,901	6,040	5,988
Cost of other revenues (1)	11	34	26

Gross margin	3,258	3,259	3,266

Selling, general and administrative expenses (1)	2,641	2,714	2,709
Depreciation and amortization	227	232	233
Other income, net	(55)	(108)	(72)

Total operating expenses	2,813	2,838	2,870

Operating earnings	445	421	396
Interest expense (1)	(156)	(171)	(241)
Interest income (1)	28	38	65

Earnings before income taxes	317	288	220
Income tax expense	114	107	59

Net earnings	$203	$181	$161

(1)	Includes the following income (expenses) resulting from transactions with related parties (See Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details):

	Fiscal Years Ended
(In millions )	January 30, 2010	January 31, 2009	February 2, 2008
Other revenues	$94	$116	$119
Cost of other revenues	(5)	(26)	(24)
Selling, general and administrative expenses	(296)	(303)	(292)
Interest expense	(16)	(23)	(38)
Interest income	28	36	54

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Balance Sheets

(In millions )	January 30, 2010	January 31, 2009
		(As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$344	$256
Accounts and other receivables	82	94
Merchandise inventories	1,276	1,266
Current deferred tax assets	47	61
Prepaid expenses and other current assets	57	72

Total current assets	1,806	1,749
Property and equipment, net	2,033	2,043
Goodwill, net	361	359
Deferred tax assets	23	53
Due from affiliates, net	290	255
Restricted cash	—	20
Other assets	127	63

	$4,640	$4,542

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$906	$791
Short-term borrowing from Parent	—	31
Accrued expenses and other current liabilities	451	424
Income taxes payable	81	71
Current portion of long-term debt	14	14

Total current liabilities	1,452	1,331
Long-term debt	1,838	1,864
Note payable to Parent	7	—
Deferred tax liabilities	275	400
Deferred rent liabilities	227	199
Other non-current liabilities	115	72

Stockholder’s Equity:
Common stock	—	—
Additional paid-in capital	4,356	4,539
Accumulated deficit	(3,613)	(3,816)
Accumulated other comprehensive loss	(17)	(47)

Total stockholder’s equity	726	676

	$4,640	$4,542

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions )	January 30, 2010	January 31, 2009	February 2, 2008
		(As adjusted)	(As adjusted)
Cash Flows from Operating Activities:
Net earnings	$203	$181	$161
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	227	232	233
Amortization and write-off of debt issuance costs	32	22	22
Net gains on sales of properties	(6)	—	(29)
Deferred income taxes	11	71	(94)
Non-cash portion of restructuring, other charges and impairments	19	24	12
Other	3	5	14
Changes in operating assets and liabilities:
Accounts and other receivables	12	3	—
Merchandise inventories	10	58	(195)
Prepaid expenses and other operating assets	10	(27)	(6)
Accounts payable, accrued expenses and other liabilities	181	(219)	144
Due from affiliates, net	(31)	(33)	(3)
Income taxes payable	9	(40)	106
Other assets and liabilities	10	23	6

Net cash provided by operating activities	690	300	371

Cash Flows from Investing Activities:
Capital expenditures	(148)	(314)	(251)
Purchase of assets from affiliates at carrying value	(56)	—	—
Sale (purchase) of short-term investments	—	101	(101)
Decrease (increase) in restricted cash	20	—	(2)
Proceeds from sale of fixed assets	19	1	51
Acquisitions	(14)	—	—
Advances to Parent	(150)	(18)	(124)
Loans to affiliates	—	(37)	—
Repayment of loans by affiliates	—	36	—

Net cash used in investing activities	(329)	(231)	(427)

Cash Flows from Financing Activities:
Long-term debt borrowings	2,155	869	772
Long-term debt repayments	(2,189)	(871)	(860)
Long-term borrowing from Parent	10	—	—
Short-term borrowing from Parent	429	31	—
Repayment of note payable to Parent	—	(67)	—
Repayment of short-term borrowing to Parent	(465)	—	—
Dividend paid to Parent	(123)	(29)	(3)
Amounts paid to affiliate in excess of carrying value of assets acquired	(68)	—	—
Cash contribution from Parent	47	—	—
Capitalized debt issuance costs	(70)	—	—

Net cash used in financing activities	(274)	(67)	(91)

Effect of exchange rate changes on cash and cash equivalents	1	(2)	2

Cash and cash equivalents:
Net increase (decrease) during period	88	—	(145)
Cash and cash equivalents at beginning of period	256	256	401

Cash and cash equivalents at end of period	$344	$256	$256

Supplemental disclosures of cash flow information
Income taxes paid, net of refunds	$41	$96	$39
Interest paid	$88	$136	$170

Non-cash financing activities
Dividend of related-party note receivable to Parent	$146	$—	$—
Non-cash contributions from Parent	$7	$—	$—
Non-cash distribution	$—	$—	$(1)

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(In millions )	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Equity
Balance, February 3, 2007 (As adjusted)	$—	$4,507	$(30)	$(4,159)	$318
Net earnings for the period	—	—	—	161	161
Foreign currency translation adjustments, net of tax	—	—	46	—	46
Unrealized loss on hedged transactions, net of tax	—	—	(4)	—	(4)

Total comprehensive income					203
Cumulative effect of change in accounting principle, net of tax	—	—	—	(2)	(2)
Cumulative effect of adoption of FIN 48, net of tax	—	—	—	2	2
Stock compensation expense	—	3	—	—	3
Dividend paid to Parent	—	(3)	—	—	(3)
Non-cash distribution	—	(1)	—	—	(1)
Contribution arising from tax allocation arrangement	—	47	—	—	47

Balance, February 2, 2008 (As adjusted)	$—	$4,553	$12	$(3,998)	$567

Net earnings for the period	—	—	—	181	181
Foreign currency translation adjustments, net of tax	—	—	(65)	—	(65)
Unrealized loss and reclassifications on hedged transactions, net of tax	—	—	6	—	6

Total comprehensive income					122
Cumulative effect of change in accounting principle, net of tax	—	—	—	1	1
Stock compensation expense	—	3	—	—	3
Dividend paid to Parent	—	(29)	—	—	(29)
Contribution arising from tax allocation arrangement	—	12	—	—	12

Balance, January 31, 2009 (As adjusted)	$—	$4,539	$(47)	$(3,816)	$676

Net earnings for the period	—	—	—	203	203
Foreign currency translation adjustments, net of tax	—	—	29	—	29
Unrealized loss and reclassifications on hedged transactions, net of tax	—	—	1	—	1

Total comprehensive income					233
Stock compensation expense	—	3	—	—	3
Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction	—	66	—	—	66
Dividend paid to Parent	—	(123)	—	—	(123)
Non-cash distributions to Parent	—	(146)	—	—	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	—	(49)	—	—	(49)
Cash contribution from Parent	—	47	—	—	47
Contribution arising from tax allocation arrangement	—	12	—	—	12
Non-cash contributions from Parent		7	—	—	7

Balance, January 30, 2010	$—	$4,356	$(17)	$(3,613)	$726

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are a specialty retailer of toys and juvenile products, and the only specialty toy and juvenile products retailer that operates on a national scale in the United States. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. As of January 30, 2010, we operated 918 stores in the United States, Canada and Puerto Rico.

On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC (“Bain”), Kohlberg Kravis Roberts & Co., L.P. (“KKR”), and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”), along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm that is independent from and unaffiliated with the Sponsors and management.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”). MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of the reorganization referred to above and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for fiscals 2008 and 2007 and the net assets transferred were recorded at their historical costs.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2009	52	January 30, 2010
2008	52	January 31, 2009
2007	52	February 2, 2008

Financial Accounting Standards Board Accounting Standards Codification

The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. Accordingly, as of August 2, 2009, we have implemented the ASC structure required by the FASB and any references to guidance issued by the FASB in these footnotes are to the ASC, in addition to the other legacy standards. The ASC does not change how we account for our transactions or the nature of the related disclosures made.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Variable Interest Entities

Financial Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“VIEs”), which has been incorporated into the Codification under ASC Topic 810, requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this topic, an entity that maintains a majority of the risks or rewards associated with VIEs is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship.

We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a VIE. The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a VIE. Based on our analysis, no VIEs were identified that required consolidation.

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Corrections and Reclassifications of Previously Issued Financial Statements

We have restated our Consolidated Balance Sheet to reclassify $24 million from Deferred tax liabilities to Income taxes payable at January 31, 2009. These corrections were made to properly reflect the timing of certain tax liabilities associated with deferred related party rent payments and had no effect on our previously reported Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholder’s Equity.

In fiscal 2009, we reclassified $29 million of Net gains on sales of properties related to fiscal year 2007 into Other income, net on our Consolidated Statement of Operations. This change had no effect on our previously reported Net earnings of our Consolidated Statement of Operations.

We have reclassified $64 million from Accrued expenses and other current liabilities to Accounts payable on our Consolidated Balance Sheet at January 31, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholder’s Equity.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to Accounts payable.

Restricted Cash

Restricted cash represents collateral and other cash that is restricted from withdrawal. As of January 30, 2010 and January 31, 2009, we had restricted cash of $0 and $20 million, respectively, of which $5 million related to MPO as of January 31, 2009. Such restricted cash primarily served as collateral for certain property financings we entered into during fiscal 2005. The decrease in restricted cash compared to fiscal 2008 is the result of the repayment of the secured real estate loans by MPO and us. Refer to Note 2 entitled “LONG-TERM DEBT” for further details.

Accounts and Other Receivables

Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory. We changed our method of accounting for inventory from the retail inventory method to the weighted average cost method for our Toys “R” Us – Domestic (“Domestic”) segment as of February 3, 2008.

Property and Equipment, Net

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.

We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, formerly Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Cost.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, formerly SFAS No. 143, “Accounting for Asset Retirement Obligations” and FIN No. 47 “Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143,” which require us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for asset retirement obligations, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 30, 2010 and January 31, 2009, we had approximately $2 million recorded for ARO, respectively.

Goodwill, Net

As of January 30, 2010 and January 31, 2009, we had $361 million and $359 million of Goodwill, net, respectively, which is all included within our Domestic reporting unit. In fiscal 2009, we acquired certain assets and liabilities of FAO Schwarz which resulted in $2 million of goodwill. Refer to Note 17 entitled “ACQUISITIONS” for further details.

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of ASC Topic 350 (“ASC 350”), formerly SFAS No. 142, “Goodwill and Other Intangible Assets.” We test goodwill for impairment by comparing the fair values and carrying values of our reporting units.

We estimated the fair values of our reporting units on the first day of the fourth quarter of each year, which for fiscal 2009 was November 1, 2009, using the market multiples approach and the discounted cash flow analysis approach. Based on our estimates of our Domestic reporting unit’s fair value at November 1, 2009, we determined that none of the goodwill associated with the reporting unit was impaired.

Debt Issuance Costs

We defer debt issuance costs, which are classified as non-current Other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 30, 2010 and January 31, 2009 were $101 million and $53 million, respectively. Deferred financing fees amortized to Interest expense were $32 million for fiscal 2009 and $22 million for each of fiscals 2008 and 2007, which is inclusive of accelerated amortization due to certain debt repayments.

Insurance Risks

Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Our Parent bills us for our share of these insurance costs which are included in Selling, general and administrative expenses (“SG&A”) in our Consolidated Statements of Operations, totaling $73 million, $82 million and $84 million for fiscals 2009, 2008 and 2007, respectively.

Commitments and Contingencies

We, along with Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 15 entitled “COMMITMENTS AND CONTINGENCIES.”

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of ASC Topic 840, formerly SFAS No. 13, “Accounting for Leases,” and subsequent amendments, which require that leases be evaluated and classified as either operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 30, 2010 and January 31, 2009, accumulated depreciation related to capital leases for equipment was $46 million and $36 million, respectively.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $235 million and $205 million at January 30, 2010 and January 31, 2009, respectively, of which $8 million and $6 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $71 million and $53 million as of January 30, 2010 and January 31, 2009, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments

We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and record the fair values of these instruments within our Consolidated Balance Sheets as Other assets and Other non-current liabilities. ASC 815 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive (loss) income and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 30, 2010 and January 31, 2009.

Revenue Recognition

We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. We record sales net of sales, use and value added taxes.

Other third-party revenues of $59 million, $62 million and $59 million for fiscals 2009, 2008 and 2007, respectively, are included in Total revenues. Other revenues consist of shipping, licensing and franchising fees, warranty and consignment income and non-core product related revenue.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $8 million at both January 30, 2010 and January 31, 2009.

Cost of Sales and SG&A Expenses

The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”
• merchandise acquired from vendors;	• store payroll and related payroll benefits;

• freight in;	• rent and other store operating expenses;

• provision for excess and obsolete inventories;	• advertising and promotional expenses;

• shipping costs; • provision for inventory shortages; and • credits and allowances from our merchandise vendors.	• costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;
• restructuring charges; and

• other corporate-related expenses.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605 (“ASC 605”), formerly Emerging Issues Task Force Issue (“EITF”) No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that are redeemed, in accordance with EITF Issue 03-10, “Application of EITF Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which has also been incorporated into the Codification under ASC 605.

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $306 million, $316 million and $289 million in fiscals 2009, 2008 and 2007, respectively.

Pre-opening Costs

The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350, formerly Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” issued by the American Institute of Certified Public Accountants. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $12 million for each of fiscals 2009 and 2008, and $13 million for fiscal 2007.

Other Income, Net

Other income, net includes the following:

	Fiscal Years Ended
(In millions )	January 30, 2010	January 31, 2009	February 2, 2008
Credit card program income	$(31)	$(35)	$(39)

Gift card breakage income	(19)	(72)	(2)

Net gains on sales of properties	(6)	—	(29)

Impairment of long-lived assets	7	6	3

Other (1)	(6)	(7)	(5)

Total	$(55)	$(108)	$(72)

(1)	Includes fixed asset write-offs, gains and losses resulting from foreign currency transactions related to operations and other miscellaneous income and expense charges.

Credit Card Program

We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers, which expires in June 2012. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administrates the customer loyalty program for credit card holders. We received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees are recognized ratably over the life of the contract based upon our expected performance. Royalties are recognized when earned and realizable.

During fiscals 2009, 2008 and 2007, we recognized $31 million, $35 million and $39 million of other income, respectively, relating to the credit card program. At January 30, 2010 and January 31, 2009, a total of $7 million and $16 million of deferred credit card income, respectively, is included in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. Partially offsetting the income from the credit card program are costs incurred to generate the income such as sales discounts (included as a reduction of Net sales) provided to customers upon activation.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements.

Prior to the fourth quarter of fiscal 2008, we recognized breakage income when gift card redemptions were deemed remote and we determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”), based on historical information. At the end of the fourth quarter of fiscal 2008, we concluded that we had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). As a result, the cumulative catch up adjustment recorded in fiscal 2008 resulted in an additional $59 million of gift card breakage income. In addition, we recognized $19 million, $13 million and $2 million of gift card breakage income in fiscals 2009, 2008 and 2007, respectively.

Net Gains on Sales of Properties

Net gains on sales of properties were $6 million, $0 and $29 million for fiscals 2009, 2008 and 2007, respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

During fiscals 2009, 2008 and 2007, we recorded total impairment losses of $7 million, $6 million and $3 million, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statement of Operations. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores and may incur additional asset impairments.

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Refer to Note 10 entitled “RESTRUCTURING AND OTHER CHARGES” for charges related to restructuring initiatives.

Foreign Currency Translation

The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive (loss) income within Stockholder’s Equity.

Gains and losses resulting from foreign currency transactions related to operations have been immaterial and are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in no impact, a loss of $2 million and a loss of less than $1 million for fiscals 2009, 2008 and 2007, respectively. Such amounts were included in Interest expense.

We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges under ASC 815 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2009, 2008 and 2007 this resulted in no impact, a gain of $2 million and a gain of less than $1 million, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740 (“ASC 740”), formerly SFAS No. 109, “Accounting for Income Taxes.” Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Stockholder's Equity.

At any one time, our tax returns for many tax years are subject to examination by U.S. Federal, state and non-U.S. taxing jurisdictions. We establish tax liabilities in accordance with FIN No. 48, “Accounting for Uncertainty in Income Taxes,” which has been codified under ASC 740 and was adopted on February 4, 2007. The provisions of ASC 740 clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribe a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted.

At January 30, 2010 and January 31, 2009, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. These tax liabilities do not include a portion of our unrecognized tax benefits, which have been recorded as a reduction of Deferred tax assets related to net operating losses. For further information, refer to Note 11 entitled “INCOME TAXES.”

Stock-Based Compensation

Under the provisions of ASC Topic 718 (“ASC 718”), formerly SFAS No. 123(R) (revised 2004), “Share-Based Payment,” stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that has not been modified, repurchased or cancelled using the provisions of Accounting Principles Board Opinion 25. For further information refer to Note 7 entitled “STOCK-BASED COMPENSATION.”

NOTE 2 — LONG-TERM DEBT

A summary of the Company’s Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 30, 2010 and January 31, 2009, respectively, is outlined in the table below:

(In millions)	January 30, 2010	January 31, 2009
Secured real estate loans, due August 9, 2010 (1.64%) (1)	$—	$800
$2.1 billion secured revolving credit facility, expires fiscal 2010 - 2012	—	—
Secured term loan facility, due fiscal 2012 (7.39% and 4.58%)	798	797
Unsecured credit facility, due fiscal 2012 (8.14% and 5.33%)	180	180
8.500% senior notes, due fiscal 2017 (2)	715	—
8.750% debentures, due fiscal 2021 (3)	22	22
Finance obligations associated with capital projects	101	37
Capital lease obligations	36	42

	1,852	1,878
Less current portion (4)	14	14

Total Long-term debt (5)	$1,838	$1,864

(1)	On November 20, 2009, we repaid the outstanding loan balance of $800 million, of which MPO repaid $200 million, plus accrued interest and fees.
(2)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.
(4)	Current portion of Long-term debt as of January 30, 2010 and January 31, 2009 is comprised of capital lease obligations which will be paid within one year.
(5)

We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

As of January 30, 2010, we had total indebtedness of $1,852 million, of which $1,650 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets subject to such restrictions was $726 million as of January 30, 2010. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our $2.1 billion secured revolving credit facility through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,852 million and $1,878 million at January 30, 2010 and January 31, 2009, were $1,877 million and $982 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of our Long-term debt, including current portions, at January 30, 2010 are as follows:

(In millions)	Annual Maturities
2010	$14
2011	13
2012	983
2013	3
2014	1
2015 and subsequent	838

Total	$1,852

$2.1 billion secured revolving credit facility, expires fiscal 2010-2012 ($0 at January 30, 2010)

On June 24, 2009, we and certain of our subsidiaries amended and restated the credit agreement for our $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. The facility as amended provides for a bifurcation of the prior facility into a $517 million tranche maturing on July 21, 2010, continuing to bear a tiered floating interest rate of LIBOR plus a margin of between 1.00%-2.00% depending on availability and a $1,526 million tranche maturing on May 21, 2012 and bearing a tiered floating interest rate of LIBOR plus a margin of 3.75%-4.25% depending on usage. We capitalized approximately $51 million in additional deferred financing fees associated with the amended and restated credit agreement. On November 13, 2009, we partially exercised the accordion feature of the secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by our tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The secured revolving credit facility, as amended pursuant to the amended and restated credit agreement, requires that we maintain “capped” availability at all times (except during the holiday period) of no less than the greater of (x) $125 million or (y) 12.5% of the “line cap” (which is the lesser of the total commitments at any time and the aggregate combined borrowing base). During the “holiday period,” which runs from October 15 to December 15 each year starting in 2010, we must maintain “capped” availability of no less than $100 million and “uncapped” availability of no less than 15% of the aggregate combined borrowing base, unless we have otherwise elected for the non-holiday thresholds to apply for such holiday period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables less any applicable availability reserves. At January 30, 2010, we had no outstanding borrowings, a total of $109 million of outstanding letters under this credit facility and excess availability of $874 million. This amount is also subject to a minimum availability covenant, which was $125 million at January 30, 2010, with remaining availability of $749 million in excess of the covenant. Outstanding borrowings under this facility are considered to be long-term since they may be refinanced under the tranche maturing on May 21, 2012. At January 30, 2010, deferred financing expenses recorded for this credit facility were $50 million included in Other assets on our Consolidated Balance Sheets.

Secured term loan facility, due fiscal 2012 ($798 million at January 30, 2010)

On July 19, 2006, we entered into the Secured Credit Facilities (the “Secured Credit Facilities”) with a syndicate of financial institutions. The syndicate includes affiliates of KKR, an indirect equity owner of the Company, which owned 12% of the loan amount as of January 30, 2010 and January 31, 2009, respectively. Obligations under the Secured Credit Facilities are guaranteed by substantially all of our domestic subsidiaries (other than the real estate borrowers) and the borrowings are secured by our accounts receivable, inventory and intellectual property. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. At January 30, 2010, the unamortized discount recorded for this loan facility was $2 million. At January 30, 2010, deferred financing expenses recorded for this loan facility were $21 million included in Other assets on our Consolidated Balance Sheets.

Unsecured credit facility, due fiscal 2012 ($180 million at January 30, 2010)

On December 1, 2006, we entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado and KKR, indirect equity owners of the Company, which owned 15% and 14% of the loan as of January 30, 2010, respectively, and each owned 15% of the loan as of January 31, 2009. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at our option, prime plus 4.00% per annum. In fiscals 2009 and 2008, the loan bore an interest rate of 5.00% plus LIBOR. At January 30, 2010, deferred financing expenses recorded for this credit facility were $2 million included in Other assets on our Consolidated Balance Sheets.

In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all of our domestic subsidiaries (other than the real estate borrowers). The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities.

Senior Secured Notes, due fiscal 2017 ($715 million at January 30, 2010)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) were used to repay the outstanding loan balance under the Secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from the Company for $120 million and to pay fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by our Parent to the Sponsors pursuant to the terms of the advisory agreement. Affiliates of KKR, an indirect equity owner of the Company, owned 4% of the notes as of January 30, 2010. Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of our secured real estate loans, we expensed approximately $3 million of deferred financing costs.

Concurrently with the sale of the Secured Notes, MPO sold certain real estate properties and leasehold interests to us for $146 million (the “MPO Sales Transaction”) and our Parent caused MPO to contribute, on its behalf, the remaining properties of MPO to us. As these transactions occurred between entities under common control, for financial statement purposes, these properties were recorded at their historical costs (refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details). For tax purposes these properties were recorded at their separate tax basis. The difference resulted in a $66 million deferred tax asset, which was recorded as a Contribution of tax attributes arising from Toys “R” Us Property Company II, LLC transaction in the Consolidated Statements of Stockholder’s Equity for fiscal year ended January 30, 2010. TRU Propco II also transferred six properties to us, including four distribution centers, and received in exchange a portion of the properties formerly owned by MPO. All inter-company gains realized on the sales of the properties have been eliminated in consolidation. Additionally, concurrent with the offering of the Secured Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from our Parent and the release of $7 million in cash from restrictions.

Additionally, concurrent with the sale of the Secured Notes, we entered into an amended and restated master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”), under which we will continue to lease properties which were formerly owned by MPO and which are now held by TRU Propco II and continue to lease other properties used in our operations already held by TRU Propco II. See Note 9 entitled “LEASES” for further details.

The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by our Parent or us or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Secured Notes. At January 30, 2010, deferred financing expenses recorded for these notes were $27 million included in Other assets on our Consolidated Balance Sheets.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Secured Notes also contains covenants that limit the ability of our Parent to cause or permit us to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc., the Company or TRU Propco II, TRU Propco II will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that TRU Propco II entered into in connection with the offering of the Secured Notes, TRU Propco II is required to use its reasonable efforts to file a registration statement with the SEC to register notes that would have substantially identical terms as the Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event TRU Propco II fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes will increase by 0.25%. The annual interest rate on the Secured Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

8.750% Debentures, due fiscal 2021 ($22 million at January 30, 2010)

On August 29, 1991, our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, we commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, we consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility (described above) to purchase the tendered Debentures.

NOTE 3 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges under ASC 815.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivative that is designated as a cash flow hedge as of January 30, 2010 we did not record any amount to earnings related to ineffectiveness. As of January 31, 2009 we did not have any derivatives that were designated as cash flow hedges. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We do not expect to reclassify any amounts in fiscal 2010 to Interest expense from Accumulated other comprehensive (loss) income.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related features.

The following table presents our outstanding derivative contracts as of January 30, 2010 and January 31, 2009:

			January 30, 2010	January 31, 2009
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount

Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (1)	July 2005	August 2010	$800	$800
3 Month USD LIBOR Interest Rate Cap	August 2008	August 2010	600	600
1 Month USD LIBOR Forward-starting Interest Rate Cap (2) (3)	January 2011	April 2015	500	—
1 Month USD LIBOR Forward-starting Interest Rate Cap (2) (4)	January 2012	April 2015	500	—
1 Month USD LIBOR Interest Rate Cap	May 2007	May 2009	—	91

(1)

On July 9, 2008, we extended the $800 million notional interest rate caps, of which $200 million was related to MPO, through the end of the second maturity extension as required under the terms of the Secured real estate loan. On May 11, 2009, we extended the interest rate caps through the end of the third maturity extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. The interest rate caps manage the variable cash flows associated with changes in the one month LIBOR above 7.00%.

(2)

On April 3, 2009, we entered into two new forward-starting interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $7 million. Both of these interest rate caps (including 60% of one) were designated as cash flow hedges under ASC 815, hedging the variability of LIBOR based cash flows above the strike price for each cap.

(3)	As of January 30, 2010, this derivative qualified for hedge accounting as a cash flow hedge.
(4)	Represents the designation of 60% of $500 million forward-starting interest rate cap.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges under ASC 815 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. We are not required to post collateral for these contracts. As of January 30, 2010 and January 31, 2009, we do not have any outstanding foreign exchange contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive (loss) income on our Consolidated Statements of Stockholder’s Equity for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008

Derivatives designated as cash flow hedges under ASC 815:
Interest Rate Contracts	$1	$6	$(4)

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

(In millions)	January 30, 2010	January 31, 2009	February 2, 2008

Derivatives not designated for hedge accounting under ASC 815:
Loss on the change in fair value - Interest Rate Contracts	$—	$—	$(1)
(Loss) gain on the change in fair value - Foreign Exchange Contracts (1)	(6)	1	(10)

	(6)	1	(11)

Derivatives designated as cash flow hedges under ASC 815:
Loss reclassified from Accumulated other comprehensive (loss) income (effective portion) - Interest Rate Contracts	—	(9)	—

Total Interest expense	$(6)	$(8)	$(11)

(1)	For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

The following table contains the notional amounts and the related fair values of our derivatives included within our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009:

	January 30, 2010		January 31, 2009
(In millions)	Notional Amount	Fair Value Assets	Notional Amount	Fair Value Assets

Interest Rate Contracts designated as cash flow hedges under ASC 815:
Other assets	$800	$7	$—	$—

Interest Rate Contracts not designated for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$1,400	$—	$891	$—
Other assets	200		1,600	—

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,400	$—	$891	$—
Other assets	1,000	8	600	$—

Total derivative assets (1)	$2,400	$8	$1,491	$—

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4 — FAIR VALUE MEASUREMENTS

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements,” for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Short-term Investments

As of February 3, 2008, we held $101 million of short-term investments comprised of municipal auction-rate securities, which were classified as Level 3 instruments. During fiscal 2008, we settled our entire portfolio of auction-rate securities at par. As of January 31, 2009, we no longer hold any Short-term investments. These securities were valued using a management model that takes into consideration the financial conditions of the issuers and the bond insurers, current market condition and the value of the collateral bonds. We had determined that the significant majority of the inputs used to value these securities fell within Level 3 of the fair value hierarchy as the inputs are based on unobservable management estimates.

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustment associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classified our derivatives as Level 2 instruments, as the Level 3 inputs were not considered significant to the fair value of the instrument.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of January 30, 2010, aggregated by level in the fair value hierarchy within which those measurements fall. As of January 31, 2009, the fair value of our financial assets and liabilities was nominal.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 30, 2010
Cash Equivalents	$23	$—	$—	$23
Derivative financial instruments	—	8	—	8

Balance at January 30, 2010	$23	$8	$—	$31

The table below presents the changes in the fair value of our short-term investments within Level 3 of the fair value hierarchy for the period ended January 31, 2009.

(In millions)	Level 3
Balance, February 3, 2008	$101
Settlements	(101)
Balance, January 31, 2009	$—

NOTE 5 — PROPERTY AND EQUIPMENT

($ In millions)	Useful life (in years)	January 30, 2010	January 31, 2009

Land		$282	$255
Buildings	45-50	889	832
Furniture and equipment	3-20	1,134	1,144
Leasehold improvements	10-25	1,119	1,030
Costs of computer software	5	146	152
Construction in progress		18	40
Leased equipment under capital lease	3-8	73	73

		3,661	3,526
Less: accumulated depreciation and amortization		1,622	1,479

		2,039	2,047
Less: net assets held for sale		6	4

Total		$2,033	$2,043

Assets held for sale

Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	January 30, 2010	January 31, 2009

Land	$3	$1
Buildings	5	3
Leasehold improvements	2	1

	10	5
Less: accumulated depreciation and amortization	4	1

Net assets held for sale	$6	$4

Net gains on sales of properties

During fiscal 2009, we sold idle properties for gross proceeds of $19 million which resulted in a gain of approximately $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

During fiscal 2007, we sold our interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million. We also sold 3 properties for gross proceeds of $9 million, resulting in a gain of $1 million as part of an agreement with Vornado Surplus 2006 Realty, LLC. In addition, we consummated a lease termination agreement resulting in a net gain of $10 million.

NOTE 6 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 30, 2010 and January 31, 2009 is outlined in the table below:

(In millions)	January 30, 2010	January 31, 2009
Merchandise accounts payable (1)	$733	$631
Non-merchandise accounts payable (2)	173	160

Accounts payable	$906	$791

Gift card and certificate liability	$114	$115
Accrued bonus	57	23
Accrued property tax	35	32
Sales and use tax	25	25
Other (3)	220	229

Accrued expense and other current liabilities	$451	$424

(1)	Includes $92 million and $61 million of book overdraft cash as of January 30, 2010 and January 31, 2009, respectively.
(2)	Includes $86 million and $96 million of book overdraft cash as of January 30, 2010 and January 31, 2009, respectively.
(3)	Other includes, among other items, accrued payroll and other benefits, and other operating accruals. No individual amount included exceeds 10% of “Other” (shown above).

NOTE 7 — STOCK-BASED COMPENSATION

Management Equity Plan

On July 21, 2005, the Parent and its subsidiaries adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Parent in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Parent and its subsidiaries. We recognize stock-based compensation expense for employees of the Company, however, all equity is issued by the Parent.

Pursuant to a reorganization on June 10, 2008 and the subsequent dissolution of Toys “R” Us Holdings, Inc. (“Holdings”), the former parent of Toys “R” Us, Inc., the 1,000 shares of the Parent’s common stock, $0.01 par value held by Holdings were exchanged for 48,955,808 new shares of the Parent’s common stock, $0.001 par value (“Common Stock”). Prior to dissolution, Holdings distributed the new shares of Common Stock to its shareholders. This reorganization did not have a material impact on our Consolidated Financial Statements. All awards are in the form of shares of the Common Stock of the Parent.

On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our “service-based” options.

The fair value analysis performed at the date of modification determined that the modification reduced the fair value of the options. Therefore, total stock compensation expense, which was calculated as of the original grant date, was not affected by the modification. Due to the elimination of the performance condition, the modification did result in extended derived service periods as compared to the original options. We will record the remaining unrecognized compensation expense prospectively over the revised requisite service periods. This change had a nominal impact on stock compensation expense for fiscal 2009.

The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of the Parent. Prior to the modification, the performance-based options were scheduled to vest in the same manner as the service-based options but only if certain performance targets were achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options vested on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

At January 30, 2010, an aggregate of 252,028 shares of the Parent were reserved for future option grants under the Management Equity Plan. All outstanding options are scheduled to expire at dates ranging from October 16, 2010 to October 30, 2019. The Board of Directors of the Parent has discretion over the amount of shares available for future issuances of restricted stock and options. The Parent expects to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.

Repurchase Obligations

Certain officers of the Parent have the right to require the Parent to repurchase the Common Stock that the officer acquired upon the exercise of certain options, the shares issued or issuable upon exercise of rollover options or the shares issued to the officer in the form of restricted stock. The put rights are triggered by the officer’s death, disability or retirement at any time. The put rights will expire upon either a change in control of the Parent or an initial public offering of its Common Stock. The purchase price for shares repurchased as a result of the officer’s death, disability or retirement is the fair value of the covered shares at the time of repurchase. The number of shares that may be repurchased as a result of the officer’s retirement is subject to an aggregate fixed limitation. The liability related to these restricted shares and rollover options has been classified as Other non-current liabilities in the consolidated balance sheets of the Parent. The liability as of January 30, 2010 and January 31, 2009 was $1 million and nominal, respectively.

Restricted Stock

The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the Common Stock, and also permits grants of Parent restricted stock without consideration. During fiscals 2009, 2008 and 2007, 71,283 shares, 17,338 shares and 102,344 shares of Parent restricted stock were purchased by our officers at a weighted-average price of $27.08 per share in fiscal 2009, $34.00 per share in fiscal 2008 and $32.00 per share in fiscal 2007, which were the estimated fair values as of the respective dates of those purchases.

The Company also awarded 2,500 shares of Parent restricted stock without consideration in fiscal 2007 with an aggregate fair value of less than $1 million as of the grant date. There were no shares awarded in fiscals 2009 and 2008. Fifty percent of these awards vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date, provided the recipients are still employed by the Parent or any of its affiliates as of such respective dates.

Valuation Assumptions

The fair value of each option award modified or granted under the Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Parent is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal 2009	Fiscal 2008	Fiscal 2007
Volatility	55.0%	55.0%	50.0%
Risk-free interest rate	3.5%	2.6%	4.2%
Expected term	5.1 years	3.2 years	3.8 years
Dividend yield	0.0%	0.0%	0.0%
Weighted average grant-date fair value per option:
Service-based	$13.20	$13.28	$12.77
Performance-based	N/A	$11.48	$10.81

A summary of option and restricted stock activity under the Management Equity Plan for employees of the Company during fiscals 2009, 2008 and 2007 is presented below:

Service-Based Options

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	778,429	$23.12	880,742	$22.56	865,398	$19.04
Granted	340,935	27.08	27,846	34.00	210,606	32.00
Exercised	(203,687)	26.67	(65,826)	12.97	(126,623)	11.30
Conversion from Performance-Based	1,092,354	28.56	—	—	—	—
Forfeited	(159,864)	27.00	(64,333)	30.54	(68,639)	27.83

Outstanding at end of fiscal year	1,848,167	$26.34	778,429	$23.12	880,742	$22.56

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)

Vested or expected to vest at January 30, 2010	1,758,790	$26.26	6.36

Exercisable at January 30, 2010	1,003,882	$23.90	5.27

The total intrinsic value of service-based options exercised in fiscals 2009, 2008 and 2007 was approximately less than $1 million, $1 million and $3 million, respectively, and the total fair value of service-based options vested during the same periods was approximately $8 million, $1 million and $0, respectively. Parent received $5 million in fiscal 2009 and approximately $1 million from the exercise of service-based options for each of fiscals 2008 and 2007, respectively. Parent paid $6 million, $2 million and $3 million in fiscals 2009, 2008 and 2007, respectively, to repurchase shares from the exercise of service-based options. The tax benefits recognized by the Company as a result of the options exercised was less than $1 million in fiscal 2009 and approximately $1 million for each of fiscals 2008 and 2007.

Performance-Based Options

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	1,092,354	$28.56	1,189,258	$28.49	913,300	$26.75
Granted	—	—	55,690	34.00	421,212	32.00
Forfeited	—	—	(152,594)	29.75	(145,254)	27.77
Conversion to Service-Based	(1,092,354)	28.56	—	—	—	—

Outstanding at end of fiscal year	—	$—	1,092,354	$28.56	1,189,258	$28.49

Non-vested Restricted Stock Activity

Non-vested restricted stock grants as of January 30, 2010, January 31, 2009 and February 2, 2008 and activities during fiscals 2009, 2008 and 2007 were as follows:

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Common Shares	Weighted Average Grant Date Fair Value (In millions)	Common Shares	Weighted Average Grant Date Fair Value (In millions)	Common Shares	Weighted Average Grant Date Fair Value (In millions)
Non-Vested, Beginning of Fiscal Year	1,250	$0.1	23,060	$0.7	41,121	$1.1
Granted	—	—	—	—	2,500	0.1
Vested	(1,250)	(0.1)	(21,810)	(0.6)	(20,561)	(0.5)
Forfeited	—	—	—	—	—	—

Non-Vested, End of Fiscal Year	—	$—	1,250	$0.1	23,060	$0.7

As of January 30, 2010, there was $4 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the Management Equity Plan. That cost is expected to be recognized over a weighted-average period of 2.3 years. There was no remaining unrecognized compensation cost related to restricted stock grants as of January 30, 2010.

The amount of stock-based compensation expense recognized in SG&A and tax benefit recognized in Income tax expense in fiscals 2009, 2008 and 2007 was as follows:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
SG&A	$3	$4	$3
Total recognized tax benefit	1	2	1

NOTE 8 — ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

Comprehensive income is included in the Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive (loss), net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	January 30, 2010	January 31, 2009
Foreign currency translation adjustments, net of tax	$(18)	$(47)
Unrealized loss on hedged transactions, net of tax	1	—

	$(17)	$(47)

NOTE 9 — LEASES

We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.

On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) under which the previous agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029 except with respect to any property that is ground or space leased from a third party landlord to Toys “R” Us Property Company I, LLC with a term expiring prior to such date. In addition, we purchased the ownership and leasehold interests in 25 properties (the “Transferred Properties”) which were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease (see further explanation below). Effective July 9, 2009, base rents under the TRU Propco I Master Lease were increased to approximately $173 million and are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales.

On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax in the Consolidated Statement of Cash Flows.

In connection with the offering of the Secured Notes on November 20, 2009 described in Note 2 entitled “LONG-TERM DEBT,” we entered into an amended and restated TRU Propco II Master Lease under which we will continue to lease properties which were formerly owned by MPO and which are now owned by TRU Propco II, and continue to lease other properties used in our operations already held by TRU Propco II. Among other changes from the previous master lease agreements, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Effective December 1, 2009, net base rents under the TRU Propco II Master Lease were increased to approximately $91 million and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts based upon percentage of sales. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation. See Note 2 entitled “LONG-TERM DEBT” for a description of other real estate transactions related to the Secured Notes offering.

Minimum rental commitments under non-cancelable operating leases and capital leases as of January 30, 2010 are as follows:

	Operating Leases				Capital Leases
	Gross Minimum Rentals		Sublease Income	Net Minimum Rentals	Lease Obligation
(In millions)	Third Party	Related Party
2010	$183	$234	$13	$404	$28
2011	173	220	11	382	23
2012	144	199	8	335	17
2013	126	182	7	301	16
2014	111	174	5	280	14
2015 and subsequent	378	2,068	9	2,437	90

Total	$1,115	$3,077	$53	$4,139	$188

Total third party rent expense, net of sublease income of $16 million for fiscals 2009, 2008 and 2007, respectively, was $152 million, $135 million and $126 million in fiscals 2009, 2008 and 2007, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.

Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $258 million, $253 million and $254 million for fiscals 2009, 2008 and 2007, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 16 entitled “RELATED PARTY TRANSACTIONS” for further details.

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $235 million and $205 million at January 30, 2010 and January 31, 2009, respectively, of which $8 million and $6 million are recorded in Accrued expenses and other current liabilities, respectively. Deferred rent liabilities include liabilities to affiliates of $71 million and $53 million as of January 30, 2010 and January 31, 2009, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $3 million for fiscal 2009 and $1 million for each of fiscals 2008 and 2007. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 10 — RESTRUCTURING AND OTHER CHARGES

In fiscal 2005, our Parent’s Board of Directors approved the closing of 87 Toys “R” Us stores in the United States, resulting in the permanent closure of 75 stores. As a result of the store closings, approximately 3,000 employee positions were eliminated. In fiscal 2003, we decided to close all 146 freestanding Kids “R” Us stores and all 36 freestanding Imaginarium stores, as well as three distribution centers that supported these stores. In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. In fiscal 1998, we had strategic initiatives to reposition our worldwide operations.

SG&A for fiscals 2009, 2008 and 2007 included net charges of $4 million, $5 million and $4 million, respectively, related to these restructuring initiatives and are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

Our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009 include these restructuring reserves in Accrued expenses and other current liabilities and Other non-current liabilities, which we believe are adequate to cover our commitments. We currently expect to utilize our remaining reserves through January 2019.

Restructuring and other activity during fiscals 2009 and 2008 relate to lease commitments as follows:

(In millions)	2005 Initiative	2003 Initiative	2001 Initiative	1998 Initiative	Total
Balance at February 2, 2008	$9	$2	$8	$5	$24

Charges	2	—	1	2	5
Reversals	—	—	—	—	—
Utilized	(3)	(1)	(1)	—	(5)

Balance at January 31, 2009	$8	$1	$8	$7	$24

Charges	1	—	2	1	4
Reversals	—	—	—	—	—
Utilized	(2)	(1)	(3)	(3)	(9)

Balance at January 30, 2010	$7	$—	$7	$5	$19

NOTE 11 — INCOME TAXES

Earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
U.S	$262	$266	$184
Foreign	55	22	36

Earnings before income taxes	$317	$288	$220

Income tax expense is as follows:

	Fiscal Years Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008
Current:
U.S. Federal	$67	$27	$107
Foreign	22	1	36
State	14	8	10

Total current income tax expense	$103	$36	$153

Deferred:
U.S. Federal	$14	$47	$(62)
Foreign	2	14	(14)
State	(5)	10	(18)

Total deferred income tax expense (benefit)	$11	$71	$(94)

Total income tax expense	$114	$107	$59

Included within the total provision for income taxes is expense of $8 million, $3 million and $4 million related to interest and penalties in fiscals 2009, 2008 and 2007, respectively, as well as benefit of $4 million, $1 million and less than $1 million for interest attributable to income tax refunds in fiscals 2009, 2008 and 2007, respectively.

The tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	1.7	4.4	(3.8)
Foreign operations	(0.5)	(0.3)	(2.4)
Unrecognized tax benefits	1.9	(0.6)	—
Other	(2.1)	(1.3)	(2.0)

Effective tax rate	36.0%	37.2%	26.8%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	January 30, 2010	January 31, 2009
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$21	$8
Foreign tax loss and other carryforwards	3	4
State tax loss and other carryforwards	57	66
Straight-line rent	97	79
Restructuring charges	14	15
Deferred revenue	53	2
Other	54	53

Gross deferred tax assets before valuation allowance	299	227
Valuation allowance	(25)	(30)

Total deferred tax assets	$274	$197

Deferred tax liabilities:
Fixed assets	$(165)	$(128)
Gain on related party real estate sale	(254)	(338)
Undistributed earnings of foreign subsidiaries	(26)	(3)
Foreign currency translation	(2)	(2)
Other	(32)	(15)

Total deferred tax liabilities	$(479)	$(486)

Net deferred tax liabilities	$(205)	$(289)

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

	January 30,	January 31,
(In millions)	2010	2009
Current deferred tax assets	$47	$61
Current deferred tax liabilities (1)	—	(3)
Non-current deferred tax assets	23	53
Non-current deferred tax liabilities	(275)	(400)

	$(205)	$(289)

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Our gross deferred tax assets above include an offset of $4 million and $7 million of unrecognized tax benefits related to tax loss carryforwards on our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009, respectively.

Carryforwards

The U.S. Federal tax credit and other carryforwards of $21 million may be carried forward indefinitely. Of our $57 million of state tax loss and other carryforwards, $4 million will expire during the next 1 to 5 years, $48 million will expire during the next 6 to 20 years, and $5 million may be carried forward indefinitely. Of our $3 million of foreign tax loss and other carryforwards, $2 million will expire during the next 5 years, $1 million will expire during the next 6 to 20 years and less than $1 million will be carried forward indefinitely.

We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amounts of tax losses, credits and other carryforwards that can be used to offset current income tax and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005.

Valuation Allowance

Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2009, our valuation allowance decreased by $5 million. This includes an $11 million decrease of the valuation allowance for state tax loss and other carryforwards and a $6 million increase of the valuation allowance for foreign loss and other carryforwards.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
	January 30,	January 31,	February 2,
(In millions)	2010	2009	2008
Beginning balance	$25	$36	$24
Additions for tax positions of the current year	12	6	20
Additions for tax positions of prior years	47	1	3
Reductions for tax positions of prior years	(13)	(12)	(7)
Settlements	—	(5)	(4)
Currency translation adjustment	—	(1)	—
Lapse of statute of limitations	(2)	—	—

Ending balance	$69	$25	$36

At January 30, 2010, $9 million of the $69 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $60 million would affect our deferred tax accounts. In addition, we had $15 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2010.

The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination by the United States for fiscal 2003 and forward and by Canada for fiscal 2002 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $4 million during the next twelve months due to the resolution of ongoing audits and lapses of applicable statutes of limitations.

NOTE 12 — SEGMENTS

We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. During fiscal 2009, the Company acquired certain business assets of FAO Schwarz, and began selling merchandise through our FAO Schwarz retail store in New York City. We also sell merchandise through our Internet sites in the United States at Toysrus.com and Babiesrus.com. In addition, commencing in fiscal 2009, we sell merchandise through our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites.

Recognizing the numerous potential synergies between our toy and specialty juvenile products businesses over the last several years, we have begun to implement a strategy of creating an integrated “one-stop shopping” environment for our guests, combining the best of our toy and entertainment offerings with our specialty juvenile products, all under one roof (formats which we call “side-by-side” and “‘R’ Superstores”). Side-by-side (“SBS”) stores are typically former single-format Toys “R” Us stores between 40,000 and 50,000 square feet which have been converted to a combination Toys “R” Us and Babies “R” Us store format, often with dual entrances. “R” Superstores (“SSBS”) are conceptually similar to SBS stores, except they are typically newly-constructed facilities with store footprints in the 60,000 to 70,000 square foot range. In connection with our integrated strategy, we continue to increase the number of SBS and SSBS stores. Since implementing the integrated store format over three years ago, we have converted 91 existing stores into SBS store formats and have constructed 32 new SBS and SSBS stores. We expect that our integrated store formats will be our dominant focus going forward.

Our business has two reportable segments: Domestic and Toys “R” Us – Canada (“Canada”). The following is a brief description of our segments:

•

Domestic — Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 849 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues are derived from 496 traditional toy stores (including 77 BRU Express and Juvenile Expansion formats), 260 specialty juvenile stores, 64 SBS stores, 26 SSBS stores and our 3 flagship stores in New York City. Additionally, we also generate sales through our Pop-up store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees.

•

Canada — Our Canada segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 69 stores and through the Internet. Canada Total revenues are derived from 36 traditional toy stores and 33 SBS stores.

The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Total revenues and segment operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

The following table shows our percentage of Total revenues by product category:

	Fiscal Years Ended
	January 30,	January 31,	February 2,
	2010	2009	2008
Core Toy	14.8%	14.1%	15.2%
Entertainment	15.2%	17.3%	15.5%
Juvenile	35.9%	36.4%	35.8%
Learning	20.0%	18.0%	18.8%
Seasonal	11.7%	11.6%	12.1%
Other (1)	2.4%	2.6%	2.6%

Total	100.0%	100.0%	100.0%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	Fiscal Years Ended
	January 30,	January 31,	February 2,
(In millions)	2010	2009	2008
Total revenues
Domestic	$8,425	$8,611	$8,584
Canada	745	722	696

Total revenues	$9,170	$9,333	$9,280

Operating earnings (loss):
Domestic (1)	$520	$450	$516
Canada	77	49	66
Corporate (2)	(152)	(78)	(186)

Operating earnings	445	421	396
Interest expense	(156)	(171)	(241)
Interest income	28	38	65

Earnings before income taxes	$317	$288	$220

(1)

Includes impairment losses on long-lived assets of $7 million, $6 million and $3 million for fiscals 2009, 2008 and 2007, respectively. In addition, includes $31 million, $35 million and $39 million of income related to the credit card program for fiscals 2009, 2008 and 2007, respectively. Also includes the impact of net gains on sales of properties of $6 million and $29 million for fiscals 2009 and 2007, respectively. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.

(2)

Includes gift card breakage income of $19 million, $72 million and $2 million for fiscals 2009, 2008 and 2007, respectively. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Certain corporate and other items are reported separately in our disclosure of segment operating earnings. In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
	January 30,	January 31,	February 2,
(In millions)	2010	2009	2008
Depreciation and amortization
Domestic	$180	$182	$181
Canada	16	17	17
Corporate	31	33	35

Total Depreciation and amortization	$227	$232	$233

Capital expenditures
Domestic	$121	$249	$193
Canada	6	24	25
Corporate	21	41	33

Total Capital expenditures	$148	$314	$251

(In millions)	January 30, 2010	January 31, 2009
Merchandise inventories
Domestic	$1,158	$1,165
Canada	118	101

Total Merchandise inventories	$1,276	$1,266

Assets
Domestic	$3,482	$3,496
Canada	354	313
Corporate (1)	804	733

Total assets	$4,640	$4,542

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.

Our long-lived assets by segment are as follows:

	January 30,	January 31,
(In millions)	2010	2009
Long-lived assets
Domestic	$2,211	$2,177
Canada	230	205

Total long-lived assets	$2,441	$2,382

NOTE 13 — OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

We offer other employee retirement and compensation benefits for eligible employees. Our Parent’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our Parent’s TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. In each of fiscals 2009 and 2008, we recorded SERP expenses of less than $1 million. In fiscal 2007, we recorded SERP expenses of $1 million. At January 30, 2010 and January 31, 2009, the SERP liability was $2 million, respectively.

Included in the Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of the Parent’s Board of Directors, subject to certain limitations. The Savings Plan may be terminated at the discretion of our Parent. Effective January 1, 2009, eligibility for participation in the 401(k) savings account portion of the Savings Plan has changed from six months to twelve months, affecting those employees hired on or after July 1, 2008. In addition, effective January 1, 2009, Company matching contributions has changed from a maximum of 5% to a maximum of 4%, affecting all participants in the Savings Plan. Expenses related to the Savings Plan were $15 million, $17 million and $17 million in fiscals 2009, 2008 and 2007, respectively. The Parent’s Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2009, 2008 and 2007.

The Parent also offers other supplemental compensation benefits to our executive officers. Prior to the Merger, the Parent offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies will remain in a trust for the then existing participants until July 2010 at which time management may liquidate the Plan assets. Unless otherwise provided for by the individual severance packages, if the existing participants leave the Company prior to July 2010, they forfeit this benefit. As of January 30, 2010, the Split Dollar Plan was fully funded. As of January 30, 2010, there were approximately 17 current and severed employees that were participating in the Split Dollar Plan.

NOTE 14 — LITIGATION AND LEGAL PROCEEDINGS

On May 21, 2004, we and our Parent filed a lawsuit against Amazon.com (“Amazon”) and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. We, along with our Parent, entered into a settlement agreement (the “Settlement Agreement”) with Amazon to settle all disputes. All lawsuits were dismissed with prejudice and, pursuant to the terms of the Settlement Agreement, on July 21, 2009, Amazon paid our Parent $51 million.

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same Defendants. We intend to vigorously defend all of these cases. Related to those cases, the Federal Trade Commission (“FTC”) notified our Parent in April 2009 that the FTC had opened an investigation to confirm our Parent and its subsidiaries’ compliance with a 1998 FTC Final Order that prohibits our Parent and its subsidiaries from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. The Company believes it has complied with the FTC Final Order and is cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Consolidated Financial Statements taken as a whole. Actual results may differ materially from our estimates and therefore, could ultimately be material to our consolidated results of operations or cash flows in any one accounting period.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

We, along with the Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, refer to Note 11 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 30, 2010.

As of January 30, 2010, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $122 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 16 — RELATED PARTY TRANSACTIONS

We engage in related party transactions with our Sponsors, our Parent and its subsidiaries (“Affiliates”), as described below. At January 30, 2010 and January 31, 2009, Due from affiliates, net was $290 million and $255 million, respectively.

Transactions with the Sponsors

The Sponsors provide management and advisory services to us and Parent pursuant to an advisory agreement executed at the closing of the Merger Transaction and effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The advisory fee (the “Advisory Fees”) paid to the Sponsors increases 5% per year during the ten-year term of the agreement. The fee paid to the Sponsors under the advisory agreement was approximately $15 million, $17 million and $17 million for fiscals 2009, 2008 and 2007, respectively, of which we are responsible for paying 75%. During each of fiscals 2009, 2008 and 2007, we paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.

Pursuant to an amendment to the advisory agreement, the advisory fee for fiscal 2009 was capped at $15 million. The additional amount of approximately $3 million of advisory fees that would have been due for fiscal 2009, absent the amendment, will be paid by our Parent, if at all, at the time (and from the proceeds) of a successful initial public offering of the Parent’s securities.

In the event that the advisory agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the advisory agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the advisory agreement. The initial term of the advisory agreement is ten years, and it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. The advisory agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions. The advisory agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In connection with the TRU Propco II financing (as described below), Parent paid the Sponsors $7 million of transaction fees pursuant to the terms of the advisory agreement.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. During fiscals 2009, 2008 and 2007, affiliates of Vornado and KKR, all equity owners of the Parent, held debt and debt securities issued by the Parent and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $8 million, $12 million and $11 million in fiscals 2009, 2008 and 2007, respectively. During fiscal 2009 and in connection with the offering on November 20, 2009 by TRU Propco II of $725 million aggregate principal amount of the Secured Notes, affiliates of KKR acquired $28 million of these secured notes. For further details, see Note 2 entitled “LONG-TERM DEBT.”

In fiscal 2007, we sold properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 5 entitled “PROPERTY AND EQUIPMENT.”

Transaction with TRU Propco I

In connection with the TRU Propco I reorganization and the execution of the TRU Propco I Master Lease, we purchased the ownership and leasehold interests in 25 properties. On July 9, 2009, we paid $124 million for the Transferred Properties. We recorded the properties and the related assets and liabilities at TRU Propco I’s carrying value of $56 million. The difference between the historical cost and the amount paid was $68 million and was recorded as Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax in the Consolidated Statement of Cash Flows. For further details, see Note 9 entitled “LEASES.”

Management Service Fees and Other

We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate. The amounts we charged to Parent and other affiliates in fiscals 2009, 2008 and 2007 for these services were $9 million, $11 million and $12 million, respectively. In fiscal 2008, we recorded reserves of $9 million related to store closures where a related party lease obligation existed. In fiscal 2009, we purchased the ownership and leasehold interest in these properties and eliminated the outstanding reserve balance of $6 million. In addition, we incurred $4 million of management service fees in each of fiscals 2009, 2008 and 2007.

Value Card Services with Affiliates

Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $75 million and $77 million at January 30, 2010 and January 31, 2009, respectively.

Licensing Arrangements with Affiliates

We own intellectual property used by us and Parent’s foreign affiliates in the toy, specialty juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $94 million, $116 million and $119 million in fiscals 2009, 2008 and 2007, respectively, which are classified on our Consolidated Statement of Operations as Other revenues.

Real Estate Arrangements with Affiliates

We leased 399 and 426 properties from affiliates of Parent as of January 30, 2010 and January 31, 2009, respectively. SG&A expenses include lease expense of $307 million, $301 million and $300 million, which include reimbursement of expenses of $49 million, $47 million and $45 million related to these leases for fiscals 2009, 2008 and 2007, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates.

Advances to Parent

We make payments to Parent to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. During fiscals 2009, 2008 and 2007, we paid to Parent $150 million, $18 million and $124 million, respectively.

Due from Affiliates, Net

As of January 30, 2010 and January 31, 2009, Due from affiliates, net, consists of receivables from Parent and affiliates of $365 million and $332 million, net of value card services due to affiliates of $75 million and $77 million, respectively. As of January 30, 2010 and January 31, 2009, $10 million and $13 million of receivables from affiliates related primarily to royalties and is included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.

Short-term Borrowing from Parent

From time to time, we may enter into a short-term intercompany loan with Parent. There were no outstanding balances as of January 30, 2010. As of January 31, 2009, the balance of this intercompany loan was $31 million.

Note Payable to Parent

In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. The note bears interest at 9.50% per annum and matures on September 15, 2012. The note requires quarterly payments, with the first payment made in March 2010. As of January 30, 2010, the $3 million short-term portion of the note is included in Accrued expenses and other current liabilities and the $7 million long-term portion of the note is included in Note payable to Parent on our Consolidated Balance Sheet.

In fiscal 2005, we issued a promissory note with a value of $700 million to Parent in exchange for common stock of certain of our subsidiaries. The note bears interest at 9.25% per annum and matures on July 21, 2017. On December 9, 2005, we repaid $633 million of our obligation, along with $23 million of related interest. On January 28, 2009, we repaid our remaining obligation of $92 million, including $8 million of related interest for fiscal 2008.

Dividends to Parent

In April 2009, the Company recorded a dividend-in-kind in the aggregate amount of $146 million of a receivable from Parent. The receivable had been previously recorded by the Company in connection with payments by the Company to Parent, during fiscals 2007 and 2006 for interest payments on Parent’s publicly issued and outstanding notes.

In fiscals 2009, 2008 and 2007, we and MPO paid dividends to Parent of $123 million, $29 million and $3 million, respectively. The portion of dividends paid to Parent by MPO for fiscals 2009, 2008 and 2007, was $12 million, $10 million and $3 million, respectively.

NOTE 17 — ACQUISITIONS

During fiscal 2009, we paid a total of $14 million for the acquisitions described below. The acquisitions resulted in $2 million of goodwill and we acquired $9 million of finite-lived intangibles. These acquisitions did not have a material impact on our Consolidated Financial Statements.

In February 2009, we acquired the e-commerce websites eToys.com and babyuniverse.com as well as the Internet domain Toys.com and the parenting website ePregnancy.com.

On May 28, 2009, a subsidiary of Parent acquired certain business assets of FAO Schwarz, a children’s retailer, and subsequently Parent sold their interest in FAO Schwarz to us on July 2, 2009. As part of the acquisition, the Company continues to operate the FAO Schwarz retail store in New York City along with the FAO Schwarz e-commerce and catalog businesses.

On September 3, 2009, the Parent acquired the brand and other intellectual property assets of KB Toys, a toy retailer, and subsequently sold their interest in KB Toys to us in November 2009.

NOTE 18 — RECENT ACCOUNTING PRONOUNCEMENTS

In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in which the Underlying Equity Security Trades” (“ASU 2010-13”). ASU 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. We do not expect ASU 2010-13 will have an impact on the Consolidated Financial Statements.

In April 2010, the FASB issued ASU No. 2010-12, “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts” (“ASU 2010-12”). ASU 2010-12 provides guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act. This ASU is applicable for registrants with a period end that falls between the signing dates for which the timing difference could have an accounting impact. We do not expect ASU 2010-12 will have an impact on the Consolidated Financial Statements.

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We are currently assessing the impact that ASU 2010-11 will have on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash” (“ASU 2010-01”). This ASU clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We are currently assessing the impact ASU 2010-01 will have on the Consolidated Financial Statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), formerly SFAS 167. ASU 2009-17 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design, and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with VIEs and any significant changes in risk exposure due to that involvement. Additionally, a reporting entity will be required to disclose how its involvement with a VIE affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We are currently assessing the impact that ASU 2009-17 will have on the Consolidated Financial Statements.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), which represents an update to ASC 605. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimated selling price. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. This update is effective prospectively for revenue arrangements entered into or materially modified for fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We are currently assessing the impact that ASU 2009-13 will have on the Consolidated Financial Statements.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:

EXECUTIVE OVERVIEW provides an overview of our business.

RESULTS OF OPERATIONS provides an analysis of our financial performance and of our consolidated and segment results of operations for fiscal 2009 compared to fiscal 2008 and fiscal 2008 compared to fiscal 2007.

LIQUIDITY AND CAPITAL RESOURCES provides an overview of our financing, capital expenditures, cash flows and contractual obligations.

CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2009. This section also refers to Note 18 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

EXECUTIVE OVERVIEW

Our Business

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are a specialty retailer of toys and juvenile products, and the only specialty toy and juvenile products retailer that operates on a national scale in the United States. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. As of January 30, 2010, we operated 918 stores in the United States, Canada and Puerto Rico. During the fiscal year ended January 30, 2010, we had Total revenues of $9.2 billion.

Recognizing the numerous potential synergies between our toy and specialty juvenile products businesses over the last several years, we have begun to implement a strategy of creating an integrated “one-stop shopping” environment for our guests, combining the best of our toy and entertainment offerings with our specialty juvenile products, all under one roof (formats which we call “side-by-side” and “‘R’ Superstores”). Side-by-side (“SBS”) stores are typically former single-format Toys “R” Us stores between 40,000 and 50,000 square feet which have been converted to a combination Toys “R” Us and Babies “R” Us store format, often with dual entrances. “R” Superstores (“SSBS”) are conceptually similar to SBS stores, except they are typically newly-constructed facilities with store footprints in the 60,000 to 70,000 square foot range. In connection with our integrated strategy, we continue to increase the number of SBS and SSBS stores. Since implementing the integrated store format over three years ago, we have converted 91 existing stores into SBS store formats and have constructed 32 new SBS and SSBS stores. We expect that our integrated store formats will be our dominant focus going forward.

In addition to our SBS and SSBS store formats, we continue to enhance our integrated strategy within our existing traditional toy stores with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing this integrated store format, we have augmented 77 existing Toys “R” Us stores with our BRU Express and Juvenile Expansion formats.

During our prime selling season in fiscal 2009, we opened 90 Toys “R” Us Holiday Express stores (“Pop-up stores”) in malls and other shopping centers, and introduced Toys “R” Us Holiday Express shops in all of our specialty juvenile stores. These locations typically range in size from approximately 3,000 square feet to 5,000 square feet. Pop-up stores are temporary locations typically open for a duration of less than one year and are not included in our overall store count. As of January 30, 2010, 30 Pop-up stores remained open. Certain Pop-up stores may remain in operation and become permanent locations.

We operate all of the “R” Us branded retail stores in the United States, Canada and Puerto Rico. During fiscal 2009, the Company acquired certain business assets of FAO Schwarz, and began selling merchandise through our FAO Schwarz retail store in New York City. We also sell merchandise through our Internet sites in the United States at Toysrus.com and Babiesrus.com. In addition, commencing in fiscal 2009, we sell merchandise through our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites.

As of January 30, 2010, we operated 918 retail stores and 30 Pop-up stores in the United States, Canada and Puerto Rico in the following formats:

•

97 SBS stores, which typically range in size from 40,000 to 50,000 square feet and devote approximately 30,000 square feet to traditional toy products and 15,000 square feet to specialty juvenile products;

•

26 SSBS stores, which typically range from 60,000 to 70,000 square feet by combining a traditional toy store of approximately 34,000 square feet with a specialty juvenile store of approximately 30,000 square feet;

•

532 traditional toy stores, which typically range in size from 30,000 to 50,000 square feet and devote approximately 5,500 square feet to boutique areas for specialty juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,500 square feet and 1,000 square feet, respectively, for juvenile products);

•	260 specialty juvenile stores, which typically range from 30,000 to 45,000 square feet and devote approximately 2,000 to 5,000 square feet to specialty name brand and private label clothing;

•	3 flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square – all in New York City); and

•	Pop-up stores in smaller formats which typically range from 3,000 to 5,000 square feet.

Our extensive experience in retail site selection has resulted in a portfolio of stores that include attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores or other destination superstores, visibility and parking capacity.

Our Business Segments

Our business has two reportable segments: Toys “R” Us – Domestic (“Domestic”) and Toys “R” Us – Canada (“Canada”). The following is a brief description of our segments:

•

Domestic — Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 849 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Total revenues are derived from 496 traditional toy stores (including 77 BRU Express and Juvenile Expansion formats), 260 specialty juvenile stores, 64 SBS stores, 26 SSBS stores and our 3 flagship stores in New York City. Additionally, we also generate sales through our Pop-up store locations along with fees from licensing our intellectual property to our Parent’s foreign affiliates and certain foreign third party licensees. On average, our stores offer approximately 10,000 active items year-round. Based on sales, we are the largest specialty retailer of toys in the United States and Puerto Rico as well as the only specialty juvenile retailer that operates on a national scale in the United States. Domestic Total revenues were $8.4 billion for the fiscal year ended January 30, 2010, which accounts for 92% of our consolidated Total revenues.

•

Canada — Our Canada segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 69 stores and through the Internet. Canada Total revenues are derived from 36 traditional toy stores and 33 SBS stores. On average, our stores offer approximately 8,800 active items year-round. Canada Total revenues were $0.8 billion for the fiscal year ended January 30, 2010, which accounts for 8% of our consolidated Total revenues.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•

Seasonality — Our business is highly seasonal with sales and earnings highest in the fourth quarter. During the last three fiscal years, more than 39% of the Total revenues from our business and a substantial portion of the operating earnings and cash flows from operations were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

•

Spending patterns and product migration — Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels and inflation, as well as the availability of consumer credit, affect consumer spending habits. Since fiscal 2008, there has been a deterioration in the financial markets and economic environment, which has negatively impacted consumer spending. In response, we have taken steps to increase opportunities to drive profitable sales and to curtail capital spending and operating expenses wherever prudent. If these adverse trends in economic conditions worsen, or if our efforts to counteract the impacts of these trends are not sufficiently effective, there would be a negative impact on our financial performance and position in future fiscal periods.

•

Increased competition — Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, quality, safety, availability, price, advertising and promotion, convenience or store location and customer service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, local retailers in the market areas we serve and Internet and catalog businesses. Price competition in our retailing business continued to be intense during the 2009 fourth quarter holiday season.

•

Video games and video game systems — Video games and video game systems represent a significant portion of our entertainment category. Video games and video game systems have tended to account for 10% to 15% of our annual Total revenues. The video game market remains competitive with significant competition from Wal-Mart, Amazon, Target, Kmart, Best Buy and GameStop. Due to the intensified competition as well as the maturation of this category, sales of video games and video game systems will periodically experience volatility that may impact our financial performance.

RESULTS OF OPERATIONS

Financial Performance

As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2009, 2008 and 2007:

	Fiscal Years Ended
($ In millions)	2009	2008	2007
Total revenues	$9,170	$9,333	$9,280
Gross margin as a percentage of Total revenues	35.5%	34.9%	35.2%
Selling, general and administrative expenses as a percentage of Total revenues	28.8%	29.1%	29.2%
Net earnings	$203	$181	$161

Total revenues for fiscal 2009 decreased by $163 million primarily as a result of decreased comparable store net sales and a lower average transaction amount at our Domestic segment driven by a slowdown in demand for certain video game systems and related accessories, as well as a decrease in the number of transactions at our Canada segment. Partially offsetting this decrease was the positive impact of stores that were recently relocated or converted to our SBS and SSBS store formats.

Gross margin, as a percentage of Total revenues, for fiscal 2009 increased primarily as a result of improvements in sales mix away from lower margin products. Partially offsetting this increase were increased sales of lower margin commodities within the juvenile category at our Domestic segment.

Selling, general and administrative expenses (“SG&A”), as a percentage of Total revenues, for fiscal 2009 decreased primarily as a result of strong initiatives to reduce overall operating expenses. This includes decreases in store labor and other compensation expenses, professional fees and travel and transportation costs.

Net earnings for fiscal 2009 increased primarily due to a reduction in SG&A, partially offset by a decrease in Other income, net due primarily to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 resulting from the change in estimate effected by a change in accounting principle.

Comparable Store Net Sales

We include, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening.

Comparable stores generally include the following:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of stores we open or close, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on an annual, quarterly and monthly basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses our comparable store net sales for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Domestic	(3.0)%	(0.1)%	2.7%
Canada	0.0%	10.2%	10.1%

Percentage of Net Sales by Product Category

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Core Toy	14.8%	14.1%	15.2%
Entertainment	15.2%	17.3%	15.5%
Juvenile	35.9%	36.4%	35.8%
Learning	20.0%	18.0%	18.8%
Seasonal	11.7%	11.6%	12.1%
Other (1)	2.4%	2.6%	2.6%

Total	100.0%	100.0%	100.0%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	January 30, 2010	Fiscal 2009		January 31, 2009	Fiscal 2008		February 2, 2008
		Opened	Closed		Opened	Closed
Domestic (1)	849	6	(3)	846	6	(5)	845
Canada (2)	69	2	—	67	—	—	67

Total (3)	918	8	(3)	913	6	(5)	912

(1)

Store count as of January 30, 2010 included 64 SBS stores, 26 SSBS stores, 13 BRU Express stores and 64 Juvenile Expansions. As of January 31, 2009 store count included 53 SBS stores, 19 SSBS stores, 12 BRU Express stores and 63 Juvenile Expansions. As of February 2, 2008, there were 28 SBS stores, 4 SSBS stores and 4 BRU Express stores.

(2)	Store count includes 33, 31 and 20 SBS stores as of January 30, 2010, January 31, 2009 and February 2, 2008, respectively.
(3)

Does not include 29 Pop-up stores Domestically and 1 in Canada that remained open as of January 30, 2010 due to the temporary nature of these locations. At the peak of this initiative, there were 89 Domestic and 1 Canada Pop-up store open. Certain Pop-up stores may remain in operation and become permanent locations.

Fiscal 2009 Compared to Fiscal 2008

Net Earnings

(In millions)	Fiscal 2009	Fiscal 2008	Change
Net earnings	$203	$181	$22

We generated Net earnings of $203 million in fiscal 2009 compared with $181 million in fiscal 2008. The increase in Net earnings was largely due to a reduction in SG&A of $73 million resulting primarily from initiatives to reduce our operating expenses, partially offset by a decrease in Other income, net of $53 million due primarily to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 as a result of a change in estimate effected by a change in accounting principle. Each of these changes includes the effect of foreign currency translation, which accounted for approximately $3 million of the increase in Net earnings.

Total Revenues

					Percentage of Total revenues
	Fiscal 2009	Fiscal 2008	$ Change	% Change	Fiscal 2009	Fiscal 2008
($ In millions)
Domestic	$8,425	$8,611	$(186)	(2.2)%	91.9%	92.3%
Canada	745	722	23	3.2%	8.1%	7.7%

Total revenues	$9,170	$9,333	$(163)	(1.7)%	100.0%	100.0%

Total revenues decreased by $163 million or 1.7%, to $9,170 million in fiscal 2009, compared with $9,333 million in fiscal 2008. Total revenues for fiscal 2009 included the impact of foreign currency translation which increased Total revenues by approximately $3 million.

Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2009 was primarily due to decreased comparable store net sales at our Domestic segment. Comparable store net sales were primarily impacted by the overall slowdown in the economy, a lower average transaction amount at our Domestic segment and a decrease in the number of transactions at our Canada segment. Partially offsetting this decrease was an increase in comparable store net sales attributable to stores that were recently relocated or converted to our SBS and SSBS store formats.

Domestic

Total revenues for the Domestic segment decreased by $186 million, or 2.2%, to $8,425 million in fiscal 2009, compared with $8,611 million in fiscal 2008. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 3.0%.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment, juvenile and seasonal categories, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain video game systems and related accessories as well as fewer new software releases. The juvenile category decreased primarily as a result of the phasing out of certain size apparel offerings, along with declines in sales of baby gear, furniture and bedding. Sales of seasonal products, such as outdoor play equipment, decreased primarily due to cooler weather. These decreases were partially offset by increases in our learning and core toy categories. The learning category increased as a result of strong sales of construction toys, while increased sales in the core toy category were primarily driven by an increase in sales of collectibles and dolls.

Canada

Total revenues for the Canada segment increased by $23 million, or 3.2%, to $745 million in fiscal 2009, compared with $722 million in fiscal 2008. The increase in Total revenues is primarily attributable to new stores opened in the current year. In addition, foreign currency translation favorably impacted Total revenues by approximately $3 million. Comparable store net sales remained unchanged compared with the last fiscal year.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

				Percentage of Total revenues
($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Fiscal 2009	Fiscal 2008	Change
Domestic	$2,994	$3,013	$(19)	35.5%	35.0%	0.5%
Canada	264	246	18	35.4%	34.1%	1.3%

Total Gross margin	$3,258	$3,259	$(1)	35.5%	34.9%	0.6%

Gross margin decreased by $1 million to $3,258 million in fiscal 2009, compared with $3,259 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 0.6 percentage points. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of improvements in sales mix away from lower margin products. Additionally, Gross margin in fiscal 2009 included the impact of foreign currency translation that decreased Gross margin by approximately $1 million.

Domestic

Gross margin decreased by $19 million to $2,994 million in fiscal 2009, compared with $3,013 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 0.5 percentage points.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products such as video game systems, and overall improvements in margin on full price sales and promotional sales in the learning and core toy categories. These increases were partially offset by increased sales of lower margin commodities within the juvenile category.

Canada

Gross margin increased by $18 million to $264 million in fiscal 2009, compared with $246 million in fiscal 2008. Gross margin, as a percentage of Total revenues, for fiscal 2009 increased by 1.3 percentage points. Gross margin in fiscal 2009 included the impact of foreign currency translation that decreased Gross margin by approximately $1 million.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix towards sales of higher margin juvenile and learning products as well as decreased sales of lower margin video game systems compared with fiscal 2008.

Selling, General and Administrative Expenses (“SG&A”)

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

				Percentage of Total revenues
($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$2,641	$2,714	$(73)	28.8%	29.1%	(0.3)%

SG&A decreased $73 million to $2,641 million in fiscal 2009 compared to $2,714 million in fiscal 2008. As a percentage of Total revenues, SG&A decreased by 0.3 percentage points. Foreign currency translation accounted for approximately $4 million of the decrease.

Excluding the impact of foreign currency translation, the decrease in SG&A was primarily from strong initiatives to reduce overall operating expenses, which includes decreases of $19 million in store labor and other compensation expenses, $18 million in professional fees and $15 million in travel and transportation costs at our Domestic and Canada segments.

Depreciation and Amortization

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$227	$232	$(5)

Depreciation and amortization decreased by $5 million to $227 million in fiscal 2009 compared to $232 million in fiscal 2008. The decrease was primarily due to a decrease in accelerated depreciation related to store relocations in fiscal 2008. Additionally, foreign currency translation accounted for approximately $1 million of the decrease.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	net gains on sales of properties;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$55	$108	$(53)

Other income, net decreased by $53 million to $55 million in fiscal 2009 compared to $108 million in fiscal 2008. Gift card breakage income decreased by $53 million in fiscal 2009, primarily due to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 resulting from the change in estimate effected by a change in accounting principle. See Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$156	$171	$(15)

Interest expense decreased by $15 million for fiscal 2009 compared to fiscal 2008. The decrease was primarily due to a reduction of $22 million related to lower effective interest rates, of which $4 million related to debt of MPO. The decrease was partially offset by an increase of $10 million in deferred financing expenses primarily due to the write-off of fees related to the repayment of the $800 million Secured real estate loans, of which $200 million was repaid by MPO, and the amendment of our $2.0 billion secured revolving credit facility.

Interest expense will increase in the future due to the issuance of $725 million of senior secured 8.50% notes due 2017 (“Secured Notes”) by Toys “R” Us Property Company II, LLC (“TRU Propco II”) on November 20, 2009. The interest rate payable on these notes will be higher than the interest rate that was payable on the repaid $800 million Secured real estate loans, of which $200 million was repaid by MPO, which had a lower effective interest rate of LIBOR plus margin.

Interest Income

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$28	$38	$(10)

Interest income decreased by $10 million for fiscal 2009 compared to fiscal 2008 primarily due to lower effective interest rates in fiscal 2009.

Income Tax Expense
(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us - Delaware	$114	$107	$7
Effective tax rate	36.0%	37.2%	(1.2)%

The net increase in income tax expense of $7 million in fiscal 2009 compared to fiscal 2008 was principally due to the increase in pre-tax earnings. Refer to Note 11 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Fiscal 2008 Compared to Fiscal 2007

Net Earnings
	Fiscal	Fiscal
(In millions)	2008	2007	Change
Net earnings	$181	$161	$20

We generated Net earnings of $181 million in fiscal 2008 compared to $161 million in fiscal 2007. Net earnings increased primarily due to a decrease in net interest expense of $43 million and an increase in Other income, net of $36 million (primarily due to $59 million of additional gift card breakage income in fiscal 2008 as a result of a change in estimate effected by a change in accounting principle), partially offset by an increase in Income tax expense of $48 million. Each of these changes includes the effect of foreign currency translation, which accounted for an approximate $4 million decrease in Net earnings.

Total Revenues

					Percentage of Total revenues
	Fiscal	Fiscal			Fiscal	Fiscal
($ In millions)	2008	2007	$ Change	% Change	2008	2007
Domestic	$8,611	$8,584	$27	0.3%	92.3%	92.5%
Canada	722	696	26	3.7%	7.7%	7.5%

Total revenues	$9,333	$9,280	$53	0.6%	100.0%	100.0%

Total revenues increased by $53 million, or 0.6%, to $9,333 million in fiscal 2008, compared with $9,280 million in fiscal 2007. Total revenues for fiscal 2008 included the impact of foreign currency translation that decreased Total revenues by approximately $51 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for fiscal 2008 was primarily a result of an increase in comparable store net sales at our Canada segment, and sales from new wholly owned stores.

Domestic

Total revenues for the Domestic segment increased by $27 million, or 0.3%, to $8,611 million in fiscal 2008, compared with $8,584 million in fiscal 2007. The increase in Total revenues was primarily a result of new stores, partially offset by a decrease in comparable store net sales of 0.1%.

The comparable store net sales decrease in fiscal 2008 was primarily a result of lower sales in our core toy, learning and seasonal categories, which were all affected by the overall slowdown in the economy. The core toy and learning categories also experienced declines in sales of mature product lines as well as poor performance of certain new product releases. These decreases were partially offset by increases in our entertainment category as a result of strong demand for video game systems, new video game software releases and related accessories. The juvenile category was positively impacted by the conversion of certain stores to our SBS and SSBS store formats along with increased square footage devoted to juvenile products in our traditional toy stores, partially offset by decreases in baby gear and furniture sales.

Canada

Total revenues for the Canada segment increased by $26 million, or 3.7%, to $722 million in fiscal 2008, compared with $696 million in fiscal 2007. Excluding a $51 million decrease in Total revenues due to foreign currency translation, Total revenues at our Canada segment increased primarily due to an increase in comparable store net sales of 10.2%.

The comparable store net sales increase in fiscal 2008 was primarily due to increased sales in our entertainment, juvenile and learning categories. The entertainment category increased primarily from sales of video game systems, accessories and software. The juvenile category was positively impacted by the conversion of certain stores to our SBS store format along with increased square footage devoted to juvenile products in our traditional toy stores. The sales in our learning category were stronger in part due to increased sales of established brands as well as increased sales of infant toys.

Cost of Sales and Gross Margin

				Percentage of Total revenues
	Fiscal	Fiscal		Fiscal	Fiscal
($ In millions)	2008	2007	$ Change	2008	2007	Change
Domestic	$3,013	$3,011	$2	35.0%	35.1%	(0.1)%
Canada	246	255	(9)	34.1%	36.6%	(2.5)%

Total Gross margin	$3,259	$3,266	$(7)	34.9%	35.2%	(0.3)%

Gross margin decreased by $7 million to $3,259 million in fiscal 2008, compared with $3,266 million in fiscal 2007. The decrease in Gross margin, as a percentage of Total revenues, was primarily due to price reductions taken in light of the slowdown in the global economy and increased sales of lower margin products at both of our segments. Additionally, Gross margin in fiscal 2008 included the impact of foreign currency translation that increased Gross margin by approximately $14 million. Partially offsetting these decreases was a change in accounting method for valuing merchandise inventory at our Domestic segment which contributed an approximate $30 million increase to Gross margin.

Domestic

Gross margin increased by $2 million to $3,013 million in fiscal 2008, compared with $3,011 million in fiscal 2007.

As a percentage of Total revenues, Gross margin was impacted by increases in allowances received from vendors, and the change in accounting method for valuing merchandise inventory which contributed an approximate $30 million increase to Gross margin, offset by increased sales of lower margin products, such as electronics and commodities.

Canada

Gross margin decreased by $9 million to $246 million in fiscal 2008 compared to $255 million in fiscal 2007. Gross margin in fiscal 2008 included the impact of foreign currency translation that decreased Gross margin by approximately $14 million. Gross margin, as a percentage of Total revenues, in fiscal 2008 decreased 2.5 percentage points compared to fiscal 2007.

The decrease in Gross margin, as a percentage of Total revenues, was primarily due to price reductions in light of the slowdown in the global economy, reduced discounts and allowances received from vendors resulting from a reduction in inventory purchases and a change in inventory mix from higher margin import to lower margin product and an increase in mix of lower margin entertainment product sales.

Selling, General and Administrative Expenses (“SG&A”)

				Percentage of Total revenues
	Fiscal	Fiscal		Fiscal	Fiscal
($ In millions)	2008	2007	$ Change	2008	2007	Change
Toys “R” Us - Delaware	$2,714	$2,709	$5	29.1%	29.2%	(0.1)%

SG&A increased by $5 million to $2,714 million in fiscal 2008, compared with $2,709 million in fiscal 2007. As a percentage of Total revenues, SG&A decreased 0.1 percentage point. SG&A for fiscal 2008 included the impact of foreign currency translation which decreased SG&A by approximately $7 million.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in advertising and store occupancy expenses at our Domestic segment. Advertising expenses increased due to increases in print advertising and promotional activities to drive customer traffic to our stores, with a focus on the holiday shopping season. Store occupancy expenses increased primarily due to increased costs to support our new integrated strategy of constructing and converting existing stores to our SBS and SSBS store formats. Partially offsetting these increases were decreases in Domestic store payroll, company-wide bonuses and corporate professional fees, as a result of cost-saving initiatives.

Depreciation and Amortization

	Fiscal	Fiscal
(In millions)	2008	2007	Change
Toys “R” Us - Delaware	$232	$233	$(1)

Depreciation and amortization decreased by $1 million in fiscal 2008 to $232 million, compared to $233 million in fiscal 2007.

Other Income, Net

	Fiscal	Fiscal
(In millions)	2008	2007	Change
Toys “R” Us - Delaware	$108	$72	$36

Other income, net increased by $36 million to $108 million in fiscal 2008, compared to $72 million in fiscal 2007. The increase was primarily due to the recognition of an additional $59 million of gift card breakage income as a result of the change in estimate affected by a change in accounting principle. Partially offsetting this increase was a decrease of $29 million in net gains on sales of properties, primarily due to a gain of $18 million on the sale of an idle distribution center and a $10 million gain on the consummation of a lease termination agreement during fiscal 2007. See Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

	Fiscal	Fiscal
(In millions)	2008	2007	Change
Toys “R” Us - Delaware	$171	$241	$(70)

Interest expense decreased by $70 million for fiscal 2008 compared to fiscal 2007. The decrease in Interest expense was primarily due to lower effective interest rates on our debt and a reduction of charges related to the changes in the fair values of our derivatives which do not qualify for hedge accounting.

Interest Income

	Fiscal	Fiscal
(In millions)	2008	2007	Change
Toys “R” Us - Delaware	$38	$65	$(27)

Interest income decreased by $27 million for fiscal 2008 compared to fiscal 2007 primarily due to lower average interest rates in fiscal 2008.

Income Tax Expense

	Fiscal	Fiscal
(In millions)	2008	2007	Change
Toys “R” Us - Delaware	$107	$59	$48
Effective tax rate	37.2%	26.8%	10.4%

Income tax expense increased by $48 million to $107 million in fiscal 2008, compared to $59 million in fiscal 2007. The increase in the effective tax rate from fiscal 2007 to fiscal 2008 was due to the increase in pre-tax earnings, a change in the mix of pre-tax earnings, a reduction in permanent items, the non-recurrence of a valuation allowance release recorded in fiscal 2007 and a reduction in liabilities for unrecognized tax benefits. Refer to Note 11 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

LIQUIDITY AND CAPITAL RESOURCES

As of January 30, 2010, we were in compliance with all of our covenants related to our outstanding debt. On June 24, 2009, we amended and restated the credit agreement for our $2.1 billion secured revolving credit facility, which extended the maturity date on a portion of the facility and amended certain other provisions. As amended, the facility was bifurcated into two tranches, $517 million of which matures on July 21, 2010 with the remainder maturing on May 21, 2012 for a total credit availability of $2,148 million. Borrowings under this credit facility are secured by our tangible and intangible assets, subject to specific exclusions stated in the credit agreement. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables less any applicable availability reserves. At January 30, 2010, we had no outstanding borrowings, a total of $109 million of outstanding letters of credit and had excess availability of $874 million. This amount is also subject to a minimum availability covenant, which was $125 million at January 30, 2010, with remaining availability of $749 million in excess of the covenant. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details regarding the borrowing base calculation.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our $2.1 billion secured revolving credit facility through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if a lender faces bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, such an event could have a significant negative effect on our results of operations.

In general, our primary uses of cash are providing for working capital, which principally represents the purchase of inventory, servicing debt, financing construction of new stores, remodeling existing stores, and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Peak borrowings under our revolving credit facility amounted to $515 million and have been repaid as of January 30, 2010. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facilities and credit lines.

Although we believe that cash generated from operations along with existing cash and revolving credit facilities will be sufficient to fund expected cash flow requirements and planned capital expenditures for at least the next 12 months, continued world-wide financial market disruption may have a negative impact on our financial performance and financial position in the future. Our minimum projected obligations for fiscal 2010 and beyond are set forth below under “Contractual Obligations.”

Capital Expenditures

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as improving and enhancing our information technology systems. Throughout 2009 we curtailed our capital spending due to the prevailing economic environment. For fiscal 2010, we plan to increase our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories.

During fiscal 2009 we invested $148 million in property and equipment, including opening 8 new stores, expanding and remodeling existing stores, and upgrading our information technology systems and capabilities. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.

The following table presents our capital expenditures for each of the past three fiscal years:

	Fiscal	Fiscal	Fiscal
(In millions)	2009	2008	2007
Store-related projects (1)	$67	$149	$136
Information technology	37	55	54
New stores	26	91	36
Distribution centers	18	19	25

Total capital expenditures	$148	$314	$251

(1)	Includes store remodels and expansions.

Cash Flows

	Fiscal	Fiscal	Fiscal
(In millions)	2009	2008	2007
Net cash provided by operating activities	$690	$300	$371
Net cash used in investing activities	(329)	(231)	(427)
Net cash used in financing activities	(274)	(67)	(91)
Effect of exchange rate changes on cash and cash equivalents	1	(2)	2

Net increase (decrease) during period in cash and cash equivalents	$88	$—	$(145)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2009 was $690 million, an increase of $390 million compared to fiscal 2008. The increase in net cash provided by operating activities was primarily the result of decreased payments on accounts payable due to the timing of vendor payments at year-end, a reduction in SG&A primarily attributable to initiatives to reduce overall operating expenses and decreased payments for income taxes.

Net cash provided by operating activities for fiscal 2008 was $300 million, a decrease of $71 million compared to fiscal 2007. The decrease in cash provided by operating activities was primarily the result of increased payments on accounts payable due to the timing of vendor payments and increased payments for income taxes. The decrease was partially offset by decreased purchases of merchandise inventories due to the slowdown in the global economy and lower interest payments due to lower average interest rates.

Cash Flows Used in Investing Activities

Net cash used in investing activities for fiscal 2009 was $329 million, an increase of $98 million compared to fiscal 2008. The increase in net cash used in investing activities was primarily the result of an increase of $132 million in advances recorded to our Parent, cash proceeds from the sale of $101 million in short-term investments received in fiscal 2008, $56 million for the purchase of properties from TRU Propco I and a decrease of $36 million in repayment of loans by affiliates. Partially offsetting the increase was a reduction of $166 million in capital expenditures due to the curtailment of capital spending as a result of the slowdown in the economy and a reduction of $37 million in loans made to affiliates in fiscal 2009 as compared to fiscal 2008.

Net cash used in investing activities for fiscal 2008 was $231 million, a decrease of $196 million compared to fiscal 2007. The decrease in net cash used in investing activities was primarily related to the purchase of $101 million of short-term investments in fiscal 2007 and subsequent sale in fiscal 2008 of $101 million of those investments resulting in a net decrease of $202 million, and a $106 million reduction in the amount of funds advanced to our Parent. These decreases were partially offset by an increase in capital expenditures of $63 million and a $50 million reduction of proceeds from sales of fixed assets.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $274 million for fiscal 2009, an increase of $207 million compared to fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of $800 million of the Secured real estate loans, of which $200 million was repaid by MPO, and an increase of $94 million in dividends paid to Parent, of which $2 million was related to MPO. Additionally contributing to the increase, was an increase of $70 million in debt issuance costs and $68 million paid to TRU Propco I in excess of carrying values of net assets acquired. These increases were partially offset by the proceeds of $715 million received from the offering of the Secured Notes, an increase of $64 million in finance obligations associated with capital project financing and an increase of $47 million in capital contributions to MPO from our Parent.

Refer to the description of changes to our debt structure below, as well as Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information.

Net cash used in financing activities was $67 million for fiscal 2008, a decrease of $24 million from fiscal 2007. The decrease in net cash used in financing activities was primarily due to a net increase in third party borrowings of $86 million and increased short-term borrowings from Parent of $31 million. These decreases were partially offset by a $67 million repayment of notes payable to Parent as well as dividends paid to Parent of $29 million in fiscal 2008, of which $10 million was paid by MPO.

Debt

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. As of January 30, 2010, our total indebtedness of $1,852 million, of which $1,650 million was secured indebtedness, included our $2.1 billion secured revolving credit facility. We had no outstanding borrowings on this facility as of January 30, 2010. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our financial covenants relating to our debt. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for more information regarding our debt covenants.

During fiscal 2009, we made the following significant changes to our debt structure:

•

On June 24, 2009, we and certain of our subsidiaries amended and restated the credit agreement for our $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. As amended, the facility was bifurcated into two tranches, $517 million of which matures on July 21, 2010 with the remainder maturing on May 21, 2012. On November 13, 2009, we partially exercised the accordion feature of this secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

•

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of the Secured Notes. The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and $10 million in borrowings from our Parent (“Junior Mezzanine Loan”) were used to repay the outstanding loan balance under the Secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from the Company for $120 million and to pay fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by our Parent to the Sponsors pursuant to the terms of the advisory agreement. Concurrently with the offering, MPO Properties, LLC, an indirect wholly-owned subsidiary of Parent, the assets of which were acquired by us, repaid its Secured real estate loans of $200 million plus accrued interest and fees.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 16 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS.”

Contractual Obligations

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. The following table summarizes our contractual obligations associated with our Long-term debt and other obligations as of January 30, 2010:

	Payments Due By Period
(In millions)	Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total

Operating leases	$417	$736	$593	$2,446	$4,192
Less: sub-leases to third parties	13	19	12	9	53

Net operating lease obligations	404	717	581	2,437	4,139
Capital lease obligations	28	40	30	90	188
Long-term debt (1)	—	978	—	737	1,715
Interest payments (2)	128	221	128	198	675
Purchase obligations (3)	970	—	—	—	970
Other (4)	78	104	42	23	247

Total contractual obligations (5)	$1,608	$2,060	$781	$3,485	$7,934

(1)

Reflects the issuance of the $725 million of Secured Notes by TRU Propco II on November 20, 2009, the proceeds of which were used to repay the outstanding loan balance of $800 million, of which MPO repaid $200 million, plus accrued interest and fees, respectively. See Note 2 to our Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details.

(2)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.
(3)

Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our Consolidated Balance Sheet as of January 30, 2010.

(4)	Includes risk management liabilities, and other general obligations and contractual commitments.
(5)

The above table does not reflect liabilities for uncertain tax positions of $79 million. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing of future payments.

Obligations under our operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance or real estate taxes. The following table presents these amounts which were recorded in SG&A in our Consolidated Statement of Operations for fiscals 2009, 2008 and 2007:

	Fiscal	Fiscal	Fiscal
(In millions)	2009	2008	2007
Real estate taxes	$41	$37	$37
Maintenance and insurance	36	30	26
Contingent rent	3	1	1

Total	$80	$68	$64

CRITICAL ACCOUNTING POLICIES

Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Financial Accounting Standards Board (“FASB”) finalized the Codification or ASC, which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB in this Form 8-K are to the ASC, in addition to the other legacy standards.

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.

Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our Merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.

Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve would have impacted pre-tax earnings by approximately $2 million for fiscal 2009.

Store Closures and Long-lived Asset Impairment

Based on an overall analysis of store performance and expected trends, management periodically evaluates the need to close underperforming stores. Reserves are established at the time of closing for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance, as prescribed by ASC Topic 420, formerly SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” A key assumption in calculating the reserves is the estimation of sublease income. If actual experience differs from our estimates, the resulting reserves could vary from recorded amounts. Reserves are reviewed periodically and adjusted when necessary.

We also evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC 360. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.

In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability and economic conditions require estimating such factors as sales growth, inflation and the overall economics of the retail industry. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

In fiscal 2009, we recorded $7 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores which may result in additional asset impairments.

Goodwill Impairment

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include, among other things, unexpected adverse business conditions, economic factors, unanticipated competitive activities, loss of key personnel and acts by governments and courts.

In accordance with ASC 350, we test for goodwill impairment by comparing the fair values and carrying values of our reporting units as of the first day of the fourth quarter of each fiscal year, or November 1, 2009 for fiscal 2009. At January 30, 2010, we had $361 million of Goodwill, net, all of which is in our Domestic reporting unit.

We estimate the fair values of our reporting units by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting units. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future. Our methodology for determining fair values remained consistent for the periods presented.

At November 1, 2009, we determined that none of our goodwill was impaired. The estimated fair value of our Domestic reporting unit substantially exceeded its carrying value at the date of testing. A hypothetical 10% decrease to the fair value of our Domestic reporting unit at November 1, 2009 would not have triggered additional impairment testing and analysis.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 605, formerly SEC Staff Accounting Bulletin No. 104 “Revenue Recognition.” Revenue related to merchandise sales, which is approximately 98.3% of Total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, based on management estimates and assumptions of redemption patterns, the useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in the Consolidated Statements of Operations.

During fiscal 2009, we recognized $19 million of net gift card breakage income. A change of 10% in the estimated gift card breakage rate would have impacted our pre-tax earnings by approximately $2 million for the fiscal year ended January 30, 2010.

Income Taxes

We account for income taxes in accordance with ASC Topic 740 (“ASC 740”), formerly SFAS No. 109, “Accounting for Income Taxes.” Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions.

Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current tax rate) is different from the tax rate reflected in our Consolidated Financial Statements. Some of the differences are permanent, while other differences are temporary as they reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our Consolidated Financial Statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. For example, we would establish a valuation allowance for the tax benefit associated with a loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income to utilize the loss carryforward. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.

At any one time our tax returns for various tax years are subject to examination by U.S. Federal, foreign, and state taxing jurisdictions. We establish tax liabilities in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” also codified under ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On August 2, 2009, we adopted ASC Topic 105 (“ASC 105”), formerly SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162.” ASC 105 establishes the FASB Accounting Standards Codification, which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. The Codification does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB in this Form 8-K are to the Codification, in addition to the other legacy standards.

On May 3, 2009, we adopted ASC Topic 855 (“ASC 855”), formerly SFAS No. 165, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or annual financial periods ending after June 15, 2009, and is applied prospectively. The adoption of ASC 855 did not have a material impact on the Consolidated Financial Statements.

On February 1, 2009, we adopted SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133,” which has been incorporated into the Codification under ASC Topic 815 (“ASC 815”). ASC 815 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. Other than the enhanced disclosures, the adoption of the amendment to ASC 815 had no impact on the Consolidated Financial Statements. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). The amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. ASU 2010-09 was effective upon issuance. Its adoption did not have a material impact on the Consolidated Financial Statements.

On November 1, 2009, we adopted ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC Topic 820 (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU 2009-05 did not have an impact on the Consolidated Financial Statements.

In August 2009, the FASB issued ASU No. 2009-04, “Accounting for Redeemable Equity Instruments” (“ASU 2009-04”), which represents an update to ASC Topic 480, “Distinguishing Liabilities from Equity,” and provides guidance on what type of instruments should be classified as temporary versus permanent equity, as well as guidance regarding measurement. ASU 2009-04 is effective for the first reporting period, including interim periods, beginning after issuance. The adoption of ASU 2009-04 did not have an impact on the Consolidated Financial Statements.

In April 2009, SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” and Accounting Principles Board (“APB”) Opinion 28, “Interim Financial Reporting” were amended by FASB Staff Position (“FSP”) SFAS 107-1 and APB Opinion 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” and incorporated into the Codification under ASC Topic 825 (“ASC 825”) and ASC Topic 270 (“ASC 270”), respectively. These amendments enhance the consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted the disclosure requirements for fair value of financial instruments, as prescribed by ASC 825 and ASC 270 on May 3, 2009. The adoption did not have a material impact on the Consolidated Financial Statements.

On February 1, 2009, we adopted SFAS No. 141(R) “Business Combinations,” as amended by FSP SFAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP SFAS 141 (R)-1”), which have been incorporated into the Codification under ASC Topic 805 (“ASC 805”). ASC 805 states that all business combinations (whether full, partial or step acquisitions) will result in all assets and liabilities of an acquired business being recorded at their fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. ASC 805 also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. FSP SFAS 141(R)-1 addresses application issues, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The adoption of ASC 805 did not have a material impact on the Consolidated Financial Statements as of March 24, 2010; however, in the future, the net effect of the adoption will be dependent upon acquisitions at that time.

On February 1, 2009, we adopted FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets,” (“FSP SFAS 142-3”), which has been incorporated into the Codification under ASC 350. FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350. The adoption of FSP SFAS 142-3 did not have a material impact on the Consolidated Financial Statements.

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC 820, formerly SFAS No. 157, “Fair Value Measurements,” as amended by the following: FSP SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The guidance in the FSP’s discussed above are now codified under ASC 820. Assumptions made regarding the adoption of ASC 820 will impact any accounting standards that include fair value measurements. Refer to Note 4 to the Consolidated Financial Statements entitled “FAIR VALUE MEASUREMENTS” for the impact to the Consolidated Financial Statements and further details.

Refer to Note 18 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports, statements, that we have or may in the future file with the Securities and Exchange Commission and other publicly released materials, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, cash generated from operating activities, nature and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, future financings and other goals and targets.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating income in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.